                         Exhibit 10(li)
                         ______________

               USLIFE CORPORATION RETIREMENT PLAN
                     FOR OUTSIDE DIRECTORS
                 (AS AMENDED JANUARY 23, 1996)

                           ARTICLE I
                          DEFINITIONS

When used herein, the following words and phrases shall have the following meanings unless a different meaning is clearly required by the context of the Plan.

1.1 "Board of Directors" or "Board" means the Board of Directors of USLIFE Corporation.

1.2 "Change in Control" means (i) a merger or consolidation to which the Company is a party and for which the approval of any shareholders of the Company is required; (ii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becoming the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (iii) a sale or transfer of substantially all of the assets of the Company; (iv) a liquidation or reorganization of the Company; or
(v) the occurrence of any Flip Over Transaction or Event, as defined in Section 1.1(j) of the Amended and Restated Rights Agreement, as amended from time to time prior to the occurrence of any such transaction or event that otherwise would have previously been considered a Flip Over Transaction or Event.

1.3 "Committee" means the Executive Compensation Committee of the Board of Directors, or such other person, committee or other entity as shall be designated by the Chairman of the Board, President and Chief Executive Officer of USLIFE Corporation.

1.4  "Company" means USLIFE Corporation.

1.5  "Effective Date" means February 28, 1989.

1.6 "Eligible Director" means an Outside Director of the Board of Directors of Company serving on or after the Effective Date who is eligible for participation in the Plan in accordance with the terms of Article II.

1.7 "Outside Director" means a member of the Board of Directors of Company who is neither an employee nor an officer of Company or of any subsidiary or affiliate of Company.

1.8 "Participant" means any person who is participating in the Plan in accordance with its terms.

1.9  "Plan" means the USLIFE Corporation Retirement Plan for Outside Directors.

1.10  "Retirement Date" means the later of the following dates:

     (a)  the date on which an Eligible Director attains age 65 or
     (b) the date on which an Eligible Director terminates his service as an Outside Director as a result of his failure to be renominated or reelected, his resignation or his completion of the term on the Board during which he attained age 75.

1.11 "Year of Board Service" means each twelve (12) month period for which an Outside Director serves as a member of the Board, regardless of the number of Board meetings attended by such Outside Director in any such period. A Year of Board Service shall initially commence on the date on which an Outside Director is appointed or elected to the Board and shall thereafter commence on each successive yearly anniversary of such date. An Outside Director shall be deemed to have served as a member of the Board for a full month if he serves as a member of the Board for any portion of such month. Non-consecutive periods of service as an Outside Director shall be aggregated for purposes of determining an Eligible Director's total Years of Board Service. For purposes of eligibility under Article II and benefits under Article III, service as an Outside Director of the Board prior to the Effective Date shall be included in determining his Years of Board Service. If there has been a Change in Control, the Outside Directors serving on the Board at that time will receive credit on that date for additional Years of Board Service through and including the date on which the Outside Directors' current term of office would have otherwise expired.

                           ARTICLE II
                    ELIGIBILITY AND VESTING

2.1 Eligibility - An Outside Director shall become an Eligible Director on the later of his attainment of age 65 or his completion of five (5) Years of Board Service. The Committee shall provide written notification to an Eligible Director at such time as the Eligible Director becomes a Participant in the Plan.

2.2 Commencement of Participation - An Outside Director shall become a Participant on the date when he first becomes an Eligible Director.

2.3 Benefit Entitlement - To be eligible to receive benefits, if any, under the Plan, an Outside Director must terminate his service on the Board of Directors after completing at least five (5) Years of Board Service.

2.4 Special Rule - Notwithstanding anything to the contrary in this Article, in the event of a Change in Control, the Outside Directors currently serving on the Board of Directors shall immediately become Eligible Directors and shall be entitled to receive a benefit on their respective Retirement Dates.

                          ARTICLE III
                            BENEFITS

3.1 Amount of Annual Retirement Benefits - Each Eligible Director's annual retirement benefit will be equal to five percent (5%) of his annual retainer on his Retirement Date multiplied by the number of his Years of Board Service, but not exceeding twenty (20) Years of Board Service. Pro-rated credit shall be provided for any partial Year of Board Service.

3.2 Maximum Number of Annual Payments - Annual installment payments will be payable for a period of years equal to the number of full Years of Board Service, but not exceeding ten (10) Years of Board Service.

3.3 Term and Frequency of Payment - Retirement benefits will be payable to Eligible Directors in annual installments commencing on the first business day of the calendar year following an Eligible Director's Retirement Date and continuing on the first business day of each successive year until the maximum number of payments have been made or until the Eligible Director's prior death.

3.4 Resumption of Service - If an Eligible Director who has terminated his service as an Outside Director shall again become an Outside Director (i) prior to the date on which his benefits are to commence, or (ii) while receiving benefits hereunder, the payment of his benefits shall be deferred or suspended for the period during which he continues to serve as an Outside Director, and shall commence or resume on the first business day of the calendar year following his subsequent termination of service as an Outside Director. The Eligible Director's maximum number of annual payments shall be based on the aggregate of his Years of Board Service completed before and after his initial termination of service, as reduced by the number of annual payments previously paid to him. The amount of his remaining annual retirement benefit payments, if any, shall be based on his annual retainer and his total service as an Outside Director on the date of his subsequent termination of service.

                           ARTICLE IV
                         ADMINISTRATION

4.1 Power of Committee - The Plan shall be administered and interpreted by the Committee in accordance with its terms and purposes. The Committee shall determine the amount and manner of payment of the benefits under the Plan. The decisions made and the actions taken by the Committee in the administration of the Plan and the interpretation of Plan provisions shall be final and conclusive on all persons, and the Committee shall not be subject to liability with respect to the Plan.

4.2 Expenses - Any expenses incurred in the management, operation, interpretation or administration of the Plan shall be paid by Company. In no event shall the benefits otherwise payable under this Plan be reduced to offset the expenses incurred in managing, operating, interpreting or administering the Plan.

4.3 Administration - Although the Plan is intended to be an unfunded Plan, nothing contained herein shall prohibit the Company from establishing a "Rabbi Trust" for the purpose of accumulating funds to pay benefits under this Plan; provided, however, that the assets of such Rabbi Trust shall be available to the creditors of the Company if the Company is unable to pay its debts as they fall due, or bankruptcy or insolvency proceedings have been initiated by the Company's creditors or the Company itself, or by any third party, under the Bankruptcy Act of the United States or the bankruptcy laws of any state, alleging that the Company is insolvent or bankrupt. If, in accordance with the terms of a Rabbi Trust, any funds held in such trust revert back to the Company, such reversion shall not in any manner reduce or diminish the obligation of the Company under this Plan to any Participant.

                           ARTICLE V
                   AMENDMENT AND TERMINATION

5.1 Amendment - The Board of Directors or the Executive Compensation Committee of the Board of Directors may amend the Plan with respect to future periods at any time for whatever reason it may deem appropriate.

5.2 Termination - The Board of Directors may terminate the Plan in whole or in part with respect to future periods at any time for whatever reason it may deem appropriate. In the event of the complete termination of the Plan, no Participant shall be entitled to accrue additional benefits under the Plan with respect to any period after the effective date of termination determined by the Board of Directors.

5.3 Preservation of Benefits on Termination or Amendment - Neither the termination nor amendment of the Plan shall reduce the benefits previously accrued by a Participant under this Plan.

                           ARTICLE VI
                         MISCELLANEOUS

6.1 Governing Law - The Plan shall be governed by the laws of the State of New York.

6.2 No Right to Continued Service - Nothing contained in the Plan shall be construed as conferring upon any Outside Director the right to continue to serve as an Outside Director on the Board of Directors or as imposing a limitation of any right to terminate an Outside Director's service.

6.3 Construction of Language - Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the masculine gender shall be deemed equally to refer to the feminine and the neuter. Any reference to any Article or Section shall be to an Article or Section of this Plan, unless otherwise indicated.

6.4 Non-Alienation of Benefits - Except as provided by applicable federal or State law, no benefit payable or any interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, attachment, execution, or the claims of creditors with respect to any Participant having an interest in this Plan. If any Participant who is entitled to any benefit under the Plan shall become bankrupt or attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefit, or if any person shall attempt to garnish, attach, execute or otherwise encumber a benefit payable or to become payable under the Plan to any Participant, the Committee, in its sole discretion, may terminate the interest in such benefit of such Participant and in that event, the Committee shall cause such benefit, or any part thereof, to be held or applied for the benefit of such Participant or his spouse, children or other relatives or dependents, or all or any of them, in such manner as the Committee shall determine, and any such application shall be a complete discharge of all liability with respect to such benefit.

6.5 Taxation - If a Participant is determined to be subject to federal income tax on any benefits under the Plan prior to the time such benefits are payable, then the entire amount of benefits payable to such person under this Plan shall be due and payable at once, in a single lump sum, determined using the UP 1984 Mortality Table and the Pension Benefit Guaranty Corporation interest rates for lump sum calculations as in effect on the first day of the Plan year in which such amount is to be paid. A benefit shall be determined to be subject to federal income tax upon the earliest of (a) a final determination by the United States Internal Revenue Service addressed to the Participant which is not appealed to the courts, or (b) a final determination by the United States Tax Court or any other Federal court affirming any such determination by the Internal Revenue Service, or (c) an opinion by counsel chosen by the Company addressed to the Company that by reason of treasury regulations, amendments to the Internal Revenue Code, published Internal Revenue Service Rulings, court decisions or other substantial precedents, such benefits are subject to federal income tax prior to payment. The Company shall undertake to defend, and bear the expense of, any tax claims described herein which are asserted by the Internal Revenue Service or by the taxing authority of any State or locality against any Participant including the expense of attorney fees and costs of appeal, and shall have the sole authority to determine whether or not to appeal any determination made by the Internal Revenue Service, or by any taxing authorities of any State or locality, or by any court. The Company agrees to reimburse any Participant for any interest or penalties in respect of Federal, State or local tax claims hereunder upon receipt of documentation of the same.